UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 2, 2015

Vuzix Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35955	04-3392453
(Commission File Number)	(IRS Employer Identification No.)

2166 Brighton-Henrietta Townline Road, Rochester, New York 14623

(Address of principal executive offices)(Zip Code)

(585) 359-5900

(Registrant’s telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in the Current Report on Form 8-K filed by Vuzix Corporation (the “Company”) with the Securities and Exchange Commission on January 2, 2015, in connection with the closing by the Company of the sale to Intel Corporation of an aggregate of 49,626 shares of the Company’s Series A Convertible Preferred Stock, at a purchase price of $500 per share, for aggregate gross proceeds of $24,813,000 (the “Offering”), each of the holders of notes issued by the Company on June 3, 2014 (the “June Notes”) agreed to irrevocably waive their rights to anti-dilution protection under Section 5(b) of the June Notes in the event the Company issues additional securities at a per share price lower than the conversion price of the June Notes (the “June Note Waiver”). The obligations of the holder of the June Notes under the June Note Waiver shall be binding on all assignees of the June Notes.

Also in connection with the Offering, as previously disclosed, holders of approximately 86% of outstanding warrants issued by the Company in its public offering on July 30, 2013 and in connection with the conversion by certain holders of the Company’s outstanding debt in connection with the Company’s public offering (collectively, the “July 2013 Warrants”) agreed to irrevocably waive their rights to anti-dilution protection under Section 2(b) of the July 2013 Warrants in the event the Company issues additional securities at a per share price lower than the exercise price of the July 2013 Warrants (the “July 2013 Warrant Waiver”). The obligations of the holder of the July 2013 Warrants under the July 2013 Warrant Waiver shall be binding on all assignees of the July 2013 Warrants.

As a result of the foregoing, the Company’s stockholder equity (deficit) increased from ($9,973,188) to $22,970,939 and $8,384,127 in derivative liability was removed from the Company’s balance sheet, as of September 30, 2014, on a pro forma basis. In connection with the foregoing, the Company is including as Exhibit 99.1, a pro forma balance sheet as of September 30, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

99.1	Pro forma balance sheet as of September 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2015	VUZIX CORPORATION

	By:	/s/ Grant Russell
Grant Russell Chief Financial Officer